SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934
(Amendment No. )
Filed by the Registrant    ☑
Filed by a Party other than the Registrant   ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-11c or Section 240.14a-12
BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TABLE OF CONTENTS

Notice of Annual Meeting of Stockholders To Be Held December 19, 2006
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
ABOUT THE MEETING
ELECTION OF DIRECTORS AND SECURITY OWNERSHIP
CORPORATE GOVERNANCE
INFORMATION RELATING TO THE BOARD AND CERTAIN COMMITTEES OF THE BOARD
COMPENSATION OF EXECUTIVE OFFICERS
REPORT OF THE AUDIT COMMITTEE
REPORT OF THE COMPENSATION COMMITTEE
COMPARISON OF 70 MONTH CUMULATIVE TOTAL RETURN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
INDEPENDENT AUDITORS
RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006
THE COMPANY’S BOARD RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.
OTHER BUSINESS
CERTAIN LEGAL PROCEEDINGS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXPENSE OF SOLICITATION
STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING
ANNUAL REPORT

BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

Notice of Annual Meeting of Stockholders
To Be Held December 19, 2006

To our Stockholders:

The 2006 annual meeting of stockholders of Bally Total Fitness Holding Corporation (the “Company”) will be held at 9:00 a.m. (local time) on December 19, 2006 at the Renaissance Chicago O’Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois for the following purposes:

1. The election of one Class I Director for a three-year term expiring in 2009 (Item 1 on the proxy card); and

2.	To ratify the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2006 (Item 2 on the proxy card).

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR ITEMS 1 and 2 ON THE PROXY CARD.

Stockholders of record as of the close of business on November 13, 2006 will be entitled to notice of and to vote at the annual meeting and any adjournment thereof. The transfer books will not be closed.

The Board of Directors of Bally desires to have the maximum stockholder representation at the annual meeting and respectfully requests that you vote either via the internet, touch-tone telephone or by executing, dating and returning promptly the enclosed proxy card in the postage-paid envelope provided. In order to attend the annual meeting, you must bring the enclosed entrance pass with you. No one will be admitted without the entrance pass.

By order of the Board of Directors,

Marc D. Bassewitz, Secretary

Chicago, Illinois
November 20, 2006

YOUR VOTE IS IMPORTANT!

PLEASE EXECUTE, DATE AND RETURN PROMPTLY THE ENCLOSED
PROXY CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED OR
VOTE VIA THE INTERNET OR TOUCH-TONE TELEPHONE.

BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
To Be Held December 19, 2006

This proxy statement and the accompanying proxy card are being furnished in connection with the solicitation of proxies by the Board of Directors of Bally Total Fitness Holding Corporation, a Delaware corporation (“Bally” or the “Company”), for use at the 2006 annual meeting of stockholders to be held on December 19, 2006 at 9:00 a.m. (local time) and at any postponement or adjournment of the meeting. This statement and the accompanying proxy card are being mailed to stockholders beginning on or about November 20, 2006.

ABOUT THE MEETING

What is the Purpose of the Annual Meeting?

At the annual meeting, stockholders will elect one Class I Director and vote on a proposal to ratify KPMG LLP as the Company’s independent auditor and act upon anything else that properly comes before the meeting. In addition, after the meeting, there will be a brief presentation by the Interim Chairman of the Board and the Acting Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions.

Who is Entitled to Vote?

Only stockholders of record at the close of business on the record date, November 13, 2006, are entitled to receive notice of the annual meeting and to vote the shares of common stock that they held on that date at the meeting and any postponement or adjournment of the meeting. Each outstanding share entitles its holder to cast one vote on each matter to be voted upon.

Who Can Attend the Meeting?

All stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:30 a.m. Central Time. In order to attend the annual meeting, you must bring your entrance pass.

What are the Board’s Recommendations?

The Board of Directors (or the “Board”) recommends you:

•	vote FOR the election of the Company’s Class I nominee; and

•	vote FOR the ratification of KPMG LLP as the Company’s independent auditor.

What Vote is Required to Approve Each Item?

•	Election of Director. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required for the election of one Class I director. A properly executed proxy marked “WITHHOLD” with respect to the election of a director will not be voted with respect to the director indicated, although it will be counted for purposes of determining whether there is a quorum.

•	Ratification of Auditors. The affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote will be required for the ratification of KPMG as the Company’s independent auditor. The Company’s By-Laws do not require the Company to submit this proposal to the stockholders; however, the Board believes that it is of sufficient importance to seek ratification. If the proposal is defeated, the Board will reconsider its selection of KPMG.

•	Other Items. For each other item which properly comes before the meeting, the affirmative vote of the holders of a majority of the shares represented in person or by proxy at the meeting and entitled to vote on the item will be required for approval.

What Happens If I Submit a Proxy Card Without Giving Specific Voting Instructions?

Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote your shares as recommended by the Board. With respect to any other proposals that properly come before the meeting, the proxy holders will vote using their own discretion. If you hold your shares in “street name” through a broker or other nominee, your broker or nominee may not be permitted to exercise voting discretion with respect to some of the proposals to be acted upon.

What Constitutes a Quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the common stock outstanding on November 13, 2006 will constitute a quorum, permitting the meeting to conduct its business. As of the record date, 41,286,512 shares of common stock were outstanding. Therefore, 20,643,257 shares represents a majority of the common stock outstanding on November 13, 2006. Except as otherwise required by law, proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of shares considered to be present at the meeting.

Will Abstentions Affect the Voting Results?

A properly executed proxy marked “ABSTAIN” with respect to any matter will not be voted with respect to such matter, although it will be counted for purposes of determining whether there is a quorum. Accordingly, an abstention will have the effect of a negative vote with respect to any matter requiring at least a majority of shares outstanding or present at the meeting.

How Do I Vote?

If you complete and properly sign the accompanying proxy card and return it to LaSalle Bank N.A., our transfer agent and registrar, it will be voted as you instruct on the proxy card. If you attend the meeting, you may deliver your completed proxy card in person, or you may vote in person. If you hold your shares in the name of a bank, broker or other nominee, you will not be able to vote in person at the annual meeting unless you have previously specially requested and obtained a “legal proxy” from your bank, broker or other nominee and present it at the annual meeting. You may also vote via the internet as explained in the voting instructions attached to your proxy card. You may vote via the internet or telephone any time prior to 11:59 p.m. Eastern Time, December 18, 2006.

Who Will Count the Vote?

At the meeting, the results of stockholder voting will be tabulated by LaSalle Bank N.A., the independent inspector of elections appointed by Bally for the meeting.

Can I Change My Vote or Revoke My Proxy After I Return My Proxy Card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Bally either a notice of revocation or a duly executed proxy bearing a later date. If you vote in person at the meeting, your proxy will be revoked. However, attendance at the meeting will not by itself revoke a previously granted proxy. For shares held in “street name,” you may revoke your previously-granted proxy by submitting new voting instructions to your broker or nominee or contacting the person responsible for your account and instructing that person to execute on your behalf the proxy card as soon as possible.

ELECTION OF DIRECTORS AND SECURITY OWNERSHIP

Proposal 1 — Election of Directors

The Company’s Certificate of Incorporation provides that the Company’s Board shall consist of such number of directors from three to seventeen as shall be determined by the Board from time to time, which number is currently set at six. In addition, the Company’s Certificate of Incorporation provides that our Board shall be divided into three classes, each class consisting, as nearly as possible, of one-third of the total number of directors, with each class having a three-year term.

On October 22, 2006, the Board reduced the size of the Board from nine to six, the number of directors currently serving. In addition, the Board also determined not to nominate Steven S. Rogers for re-election as a director at the 2006 Annual Meeting. Accordingly, as Mr. Steven Rogers was the only director in Class I, the Board voted to move Interim Chairman Don R. Kornstein from Class III to Class I so the Board would consist of as close to an equal number of directors in each class as is practical. Further, the Board determined to nominate Mr. Kornstein for re-election to Class I of the Board for a new three-year term at the Annual Meeting. The Board also voted to reduce the size of the Board by eliminating the Class I directorship currently held by Mr. Steven Rogers effective upon the Annual Meeting. On November 16, 2006, John W. Rogers, Jr. notified the Company of his resignation from the Company’s Board of Directors, effective immediately. On November 18, 2006, the Board voted to further reduce the size of the Board immediately prior to the Annual Meeting by eliminating the vacancy in Class II created by Mr. John Rogers’ resignation.

At the annual meeting, one Class I director is to be elected to serve for a three-year term expiring in 2009 or until his successor has been duly elected and qualified. Set forth below is certain information with respect to Mr. Kornstein, the nominee proposed by the Board. It is intended that all duly executed or duly tendered proxies in the accompanying form will be voted for the election of Mr. Kornstein (or such substitute nominees as provided below), unless such authorization has been withheld. Authority granted to the persons named in the proxy to vote for the nominee is limited to Mr. Kornstein and proxies cannot be voted for persons other than Mr. Kornstein. Mr. Kornstein has consented to serve as a director if elected and the Board is unaware of any reason why Mr. Kornstein would be unavailable to serve if so elected. If Mr. Kornstein is unable or unwilling to stand for election at the annual meeting, the Board does not intend to name an additional nominee and Mr. Kornstein will not be elected to office.

The Company has a Nominating and Corporate Governance Committee and all nominations are approved by the Board. The Board has nominated Mr. Kornstein and recommends that he be elected at the Annual Meeting. Mr. Kornstein has provided the Company with the information relating to him that is required to be included in this proxy statement. Mr. Kornstein currently serves as a director of the Company, and has served as a director of the Company since February 2006.

In general, “beneficial ownership” includes those shares a stockholder has the power to vote or transfer and stock options that are exercisable currently or within 60 days. Unless otherwise indicated, all information with respect to ownership of common stock is as of October 31, 2006. On October 31, 2006, Bally had outstanding 41,286,512 shares of common stock. The Common Shares Owned column may include, in certain circumstances, shares of common stock held in the name of the Director’s or executive officer’s spouse, minor children, or relatives sharing the Director’s or executive officer’s home, the reporting of which is required by applicable rules of the Securities and Exchange Commission (the “SEC”), but as to which shares of common stock the Director or executive officer may have disclaimed beneficial ownership. As used in the following tables, an asterisk in the Percentage of Outstanding Stock column means less than 1%.

Information regarding Mr. Kornstein for election as a Class I director, along with information concerning the present Class II and Class III continuing directors of the Company, is set forth below:

Nominees

CLASS I
Term Expiring at the Annual Meeting in 2009

	Common	Options	Total	Percentage of
	Shares	Exercisable	Beneficial	Outstanding
Name	Owned	Within 60 Days	Ownership	Stock

Don R. Kornstein	0	0	0	—

Directors Continuing in Office

CLASS II
Term Expiring at the Annual Meeting in 2007

	Common	Options	Total	Percentage of
	Shares	Exercisable	Beneficial	Outstanding
Name	Owned	Within 60 Days	Ownership	Stock

Eric Langshur	0	0	0	*

CLASS III
Term Expiring at the Annual Meeting in 2008

	Common	Options	Total	Percentage of
	Shares	Exercisable	Beneficial	Outstanding
Name	Owned	Within 60 Days	Ownership	Stock

Charles J. Burdick	0	0	0	—
Barry R. Elson	0	0	0	—

Director Nominee

Don R. Kornstein, age 54, has served as a director since February 2006 and as interim Chairman of the Board since August 2006. For the last five years, Mr. Kornstein has been a consultant specializing in strategic, financial and management advisory services. Since 2002, Mr. Kornstein has been the founder and managing member of Alpine Advisors LLC, which provides value-enhancing strategic management, operational and financial consulting services to a wide range of companies with varying needs. In addition, Mr. Kornstein serves as a non-executive director of Cash Systems, Inc. From 2000 until 2001, in his capacity as a consultant, Mr. Kornstein served as the interim Chief Operating Officer of First World Communications, Inc., a telecom and internet company. From 1994 until 2000, Mr. Kornstein served as the Chief Executive Officer, President and a director of Jackpot Enterprises, Inc., an NYSE-listed company engaged in the gaming industry. From 1977 until 1994, Mr. Kornstein was an investment banker with Bear, Stearns & Co. Inc.

THE COMPANY’S BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEE FOR CLASS I DIRECTOR NAMED ABOVE.

Continuing Directors

Charles J. Burdick, age 55, has served as a director since February 2006. Mr. Burdick is a member of the Pardus Capital Management Advisory Board and a non-executive director of Singer & Friedlander and CTC Media, Inc. Previously, Mr. Burdick was Chief Executive Officer of HIT Entertainment Plc, a London-based production company of children’s programming, and Chief Executive Officer and a director at Telewest Communications Group, Ltd, a cable company in England, where he earlier also held the post of Chief Financial Officer.

Barry R. Elson, age 65, has served as a director since February 2006 and as acting Chief Executive Officer since August 2006. Mr. Elson was recently Chairman, then Acting Chief Executive Officer and a director of Telewest Global, Inc., a provider of entertainment and communication services. Mr. Elson earlier served as Acting Chief Executive Officer of Telewest Communications Group, Ltd., prior to that he was the President of Pilot Associates, a management consulting firm, Chief Operating Officer of Urban Media Communications Corporation, a venture capital-backed communications firm, President of Conectiv Enterprises, a mid-Atlantic energy company, and Executive Vice President, Operations for Cox Communications, Inc. Earlier in his career, Mr. Elson ran three professional sports organizations: the New York Nets, the New York Islanders and the Colorado Rockies.

Eric Langshur, age 43, served as a director from December 2004 to February 7, 2006 and was unanimously reappointed by the Board on February 9, 2006. Mr. Langshur is the Founder and Chief Executive Officer of TLContact, Inc., a privately held company that delivers innovative patient communication and education services to the healthcare industry.

Director Whose Term is Expiring

Steven S. Rogers, age 49, has served as a director since December 2005. Mr. Rogers is a professor of finance and management at the Kellogg Graduate School of Management at Northwestern University. He also serves as a director at AMCORE Financial, Inc., S.C. Johnson & Son, Inc., SUPERVALU, Inc. and Duquesne Light Holdings, Inc. where he also serves on the Compensation, Corporate Governance and Finance Committees.

Executive Officers

In addition to Mr. Elson, the Company’s other executive officers are as follows:

Julie Adams, age 61, was elected Senior Vice President, Membership Services of the Company in February 2003. Ms. Adams was Vice President of Membership Services from November 1997 to February 2003.

Marc D. Bassewitz, age 50, was elected Senior Vice President and General Counsel of the Company in January 2005. Prior to joining Bally, Mr. Bassewitz served as outside counsel for the Company in his position as a partner at Latham & Watkins LLP.

Ronald G. Eidell, age 62, was elected Senior Vice President, Finance in April 2006 and Senior Vice President and Chief Financial Officer of the Company in August 2006. Prior to joining Bally, Mr. Eidell served as interim President and CEO of NeoPharm, Inc., a biopharmaceutical company, from March 2005 to October 2005. Mr. Eidell has been a partner at Tatum, LLC, a national professional services firm, since October 2004. Prior to that he served as the Chief Financial Officer of each of Esoterix, Inc., a provider of medical testing services, from 2001-2003, NovaMed, Inc., a healthcare provider, from 1998-2001, and Metromail Corporation, a provider of information services, from 1996-1998. He also serves as a director of NeoPharm, Inc.

William G. Fanelli, age 44, has served as Senior Vice President, Corporate Development of the Company since October 2006. He served as Senior Vice President, Planning and Development of the Company from March 2005 to October 2006. Mr. Fanelli held the position of Acting Chief Financial Officer from April 2004 to March 2005, was Senior Vice President, Finance from June 2001 to April 2004 and was Senior Vice President, Operations from November 1997 to June 2001.

Gail Holmberg, age 51, was elected Senior Vice President, Chief Information Officer in March 2006. Ms. Holmberg held the position of Vice President, Chief Information Officer from February 2003 to March 2006. Prior to joining Bally, Ms. Holmberg served as Senior Director of Administrative Systems for Sears, Roebuck and Co. from January 2001 to October 2001.

Thomas S. Massimino, age 47, was elected Senior Vice President, Operations of the Company in March 2006. Mr. Massimino held the position of Vice President, Operations from September 2001 to March 2006.

James A. McDonald, age 53, was elected Senior Vice President and Chief Marketing Officer of the Company in May 2005. Prior to joining Bally, Mr. McDonald most recently served as the Senior Vice President, Chief Brand Officer of RadioShack, Inc. from June 1998 to February 2005.

Harold Morgan, age 50, was elected Senior Vice President, Chief Administrative Officer in February 2003. Mr. Morgan held the position of Senior Vice President Human Resources from December 1996 to February 2003.

John H. Wildman, age 47, was elected Senior Vice President and Chief Operating Officer in December 2002. Mr. Wildman served as Senior Vice President, Sales and Marketing from November 1996 to December 2002.

See “Election of Directors and Security Ownership — Director Nominees and — Continuing Directors” for information concerning the Directors.

Beneficial Ownership of Directors and Executive Officers

The following table shows the number of shares of Bally common stock beneficially owned as of October 31, 2006 by the directors, Named Executive Officers and all directors and executive officers as a group. The “Common Shares Owned” column includes, in certain circumstances, shares of common stock held in the name of the director’s or executive officer’s spouse, minor children, or relatives sharing the director’s or executive officer’s home, the reporting of which is required by applicable rules of the SEC, but as to which shares of common stock the director or executive officer may have disclaimed beneficial ownership.

	Common	Options	Total	Percentage of
	Shares	Exercisable	Beneficial	Outstanding
Beneficial Owner	Owned	Within 60 Days	Ownership	Stock*

Marc D. Bassewitz	130,000	24,335	154,335	**
Ronald G. Eidell	0	0	0	—
William Fanelli	40,222	256,667	296,889	**
Harold Morgan	55,921	233,334	289,255	**
John H. Wildman	60,000	238,334	298,334	**
Charles J. Burdick	0	0	0	—
Barry R. Elson	0	0	0	—
Eric Langshur	0	0	0	—
Don R. Kornstein	0	0	0	—
John W. Rogers, Jr.	10,000	0	10,000	**
Steven S. Rogers	0	1,667	1,667	**
All directors and executive officers as a group (15 persons)	540,493	949,673	1,490,166	3.6%

*	Based on 41,286,512 shares of common stock outstanding.

**	Less than 1% of the outstanding common stock.

Stockholders Who Own at Least 5% of Bally Common Stock

The following table shows all persons the Company knows to be the beneficial owners of more than 5% of Bally common stock as of October 31, 2006:

	Total Beneficial	Percent of
Name and Address of Beneficial Owner	Ownership	Outstanding Stock(1)

Pardus Capital Management L.P.(2)(3)	6,105,500	14.8%
1001 Avenue of the Americas, Suite 1100
New York, New York 10018
Emanuel R. Pearlman(2)(4)	4,619,450	11.2%
Liberation Investment Group LLC(2)(4)
Liberation Investments, Ltd.(2)(4)
Liberation Investments, L.P.(2)(4)
11766 Wilshire Blvd. Suite #870
Los Angeles, CA 90025
Mark J. Wattles(2)(5)	3,825,100	9.3%
Wattles Capital Management, LLC(2)(5)
7945 W. Sahara #205
Las Vegas, NV 89117
Dimensional Fund Advisors Inc.(2)(6)	3,113,500	7.5%
1299 Ocean Ave, 11th Flr,
Santa Monica, CA 90401
S.A.C. Capital Advisors LLC(2)(7)	2,439,200	5.9%
72 Cummings Point Road
Stamford, CT 06902
Everest Capital Limited(2) (8)	2,414,778	5.8%
The Bank of Butterfield Building
65 Front Street, 6th Floor,
P.O. Box HM2458
Hamilton HMJX Bermuda

(1)	The Company had 41,286,512 common shares outstanding as of October 31, 2006. The “Percent of Outstanding Stock” was calculated by using the disclosed number of beneficially owned shares by the applicable beneficial owner and related entities, as a group, as the numerator and the number of the Company’s outstanding common shares as of October 31, 2006 as the denominator.

(2)	Represents a beneficial owner of more than 5% of the common stock based on the owner’s reported ownership of shares of common stock in filings made with the Securities and Exchange Commission pursuant to Section 13(d), 13(g) and 16(a) of the Securities Exchange Act of 1934, as amended and the attendant regulations. Information with respect to each beneficial owner is generally as of the date of the most recent filing by the beneficial owner with the SEC and is based solely on information contained in such filings.

(3)	Pardus European Special Opportunities Master Fund L.P., a limited partnership formed under the laws of the Cayman Islands (the “Fund”), is the holder of 6,105,500 shares of common stock. Pardus Capital Management, L.P. (“PCM”), a Delaware limited partnership, serves as the investment manager of the Fund and possesses sole power to vote and direct the disposition of all the shares held by the Fund. PCM is deemed to beneficially own 6,105,500 shares of common stock.

(4)	Liberation Investments, L.P. (“LILP”), a Delaware limited partnership, is the beneficial owner of 2,978,213 shares of common stock. Liberation Investments, Ltd. (“LILtd”), a private offshore investment corporation, is the beneficial owner of 1,606,237 shares of common stock. Mr. Pearlman is the direct beneficial owner of 35,000 shares of common stock, which vested upon the acquisition by Liberation of in excess of 10% of the common stock of the Company on May 4, 2005. Liberation Investment Group LLC (“LIG”), the general partner of LILP and discretionary investment adviser to LILtd, and Mr. Pearlman, the General Manager, Chief

Investment Officer and majority member of LIG, are indirect beneficial owners of the shares held by LILP and LILtd.

(5)	Mark J. Wattles is the sole member and manager of Wattles Capital Management, LLC, a Delaware limited liability company, and owns 100% of its membership interests.

(6)	Dimensional Fund Advisors Inc. (“Dimensional”), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the “Funds”. In its role as investment advisor or manager, Dimensional possesses voting and/or investment power and may be deemed to be the beneficial owner of the shares. Dimensional disclaims beneficial ownership of such securities.

(7)	S.A.C. Capital Advisors, LLC (“SAC Capital Advisors”) has shared voting power and shared investment power with respect to 2,439,200 shares of common stock; S.A.C. Capital Advisors, S.A.C. Capital Management, LLC (“SAC Capital Management”), and Mr. Steven Cohen do not directly own any shares. Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by S.A.C. Capital Associates, LLC, S.A.C. Meridian Fund, LLC and S.A.C. MultiQuant Fund, LLC. Mr. Cohen controls each of SAC Capital Advisors and SAC Capital Management. Each of SAC Capital Advisors, SAC Capital Management and Mr. Cohen may be deemed to own beneficially 2,439,200 shares. Each of SAC Capital Advisors, SAC Capital Management, and Mr. Cohen disclaim beneficial ownership of any of these securities.

(8)	Everest Capital Limited is a Bermuda company.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth, as of December 31, 2005, information concerning compensation plans under which the Company’s securities are authorized for issuance. The table does not reflect grants, awards, exercises, terminations or expirations since that date.

			Number of Securities
	Number of Securities		Remaining Available for
	to be Issued Upon	Weighted-average	Future Issuance Under
	Exercise of Outstanding	Exercise Price of	Equity Compensation Plans
	Options, Warrants and	Outstanding Options,	(Excluding Securities
	Rights	Warrants and Rights	Reflected in Column (a))
Plan Category	(a)	(b)	(c)

Plans approved by stockholders(1)	3,985,514	$13.63	358,965
Plans not approved by stockholders(2)	153,000	$3.66	62,000

Total	4,138,514	$13.26	420,965

(1)	The number of securities remaining for future issuance at December 31, 2005 consisted of 283,965 shares issuable under the Company’s 1996 Long-Term Incentive Plan (the “Incentive Plan”) and 75,000 shares under the Company’s 1996 Non-Employee Directors’ Stock Option Plan (which plans expired on January 3, 2006). In November 1997, June 1999, December 2000 and June 2002, the Incentive Plan was amended to increase the aggregate amount of shares outstanding that may be granted to an aggregate of 8,600,000. The Company’s stockholders approved the first two amendments, which increased the number of shares subject to the plan by a total of 2,500,000. There have been no grants or awards under these plans since December 31, 2005.

(2)	The number of securities remaining for future issuance at December 31, 2005 consisted of 62,000 shares issuable under the Company’s Inducement Award Equity Incentive Plan (the “Inducement Plan”). Since December 31, 2005, a total of 19,500 options have been granted under the Inducement Plan.

See “Compensation of Executive Officers” for a description of the Inducement Plan adopted by the Company’s Compensation Committee on March 8, 2005 and descriptions of the material features of other equity compensation plans. See “Compensation of Executive Officers” for a description of grants made to new employees under the Inducement Plan to date in 2006.

CORPORATE GOVERNANCE

Governance Principles

The Board’s Corporate Governance Guidelines, which include guidelines for determining director independence and qualifications for directors, are published on the Investor Information — Corporate Governance section of Bally’s website at www.ballyfitness.com. All of Bally’s other corporate governance materials, including the committee charters and key practices, are also published on the Investor Information — Corporate Governance section of Bally’s website. These materials are also available in print to any stockholder upon request. The Board regularly reviews corporate governance developments and modifies its Corporate Governance Guidelines, committee charters and key practices as warranted. Any modifications are reflected on Bally’s website.

Director Independence

The Board has adopted standards for director independence for determining whether a director is independent from management. These standards are based upon the listing standards of the NYSE and applicable laws and regulations and can be found in the Company’s Corporate Governance Guidelines. The Board has affirmatively determined, based on these standards, that all of the directors are independent, other than Mr. Elson, the Company’s Acting Chief Executive Officer, who is not independent by virtue of his position. Accordingly, as of November 20, 2006, four of the five directors are independent. The Board has also determined that all Board standing committees are composed entirely of independent directors.

Separate Sessions of Non-management Directors

The Corporate Governance Guidelines of the Company provide for regular executive sessions of the non-management directors without management participation. Consistent with the rules of the NYSE, a “non-management director” is a director who is not an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Act of 1933, as amended. The independent directors meet in executive session at least four times annually, and Mr. Kornstein, as Interim Chairman of the Board, presides over such executive sessions.

Code of Ethics

Our Board has adopted a Code of Business Conduct, Practices and Ethics (the “Code of Ethics”) applicable to the members of our Board and our officers, including our Chief Executive Officer and Chief Financial Officer. A copy of our Code of Ethics can be obtained from the Company, without charge, by written request to the Secretary at the Company’s address, and is posted on the Company’s website (www.ballyfitness.com).

INFORMATION RELATING TO THE BOARD
AND CERTAIN COMMITTEES OF THE BOARD

The business and affairs of the Company are managed by or under the direction of the Board. The Board’s goals are to build long-term value for the Company’s stockholders and to assure the vitality of the Company for its customers, employees and the other individuals and organizations that depend on the Company. To achieve these goals, the directors will monitor the performance of the Company by regularly attending meetings of the Board and its committees and consulting and communicating with the Chairman and other key executives, outside auditors and external advisors such as legal counsel and investment bankers.

The Board currently consists of five directors, four of whom are independent under the NYSE listing standards. The Board held 34 regularly scheduled meetings and no special meetings during 2005. As of October 31, 2006, the Board has held 28 regularly scheduled meetings and no special meetings during 2006. Each director is expected to make every effort to attend each Board meeting and each meeting of any committee on which he or she sits. Each then-current director attended at least seventy-five percent of the meetings of the Board and all committees on which the director served during 2005 and 2006 to date, other than Mr. J. Kenneth Looloian (who served as a director until February 2006 and was unable to actively participate after August 2005 due to a medical condition), Mr. Deutsch and Mr. Swid. All of the directors then in office attended the annual stockholder meeting in January 2006, other than Mr. Looloian who was unable to attend due to a medical condition, and all current directors plan to attend the annual meeting of stockholders to be held on December 19, 2006.

The Board has the following standing committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. The general functions of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, the identity of such committees’ members and the number of committee meetings held by such committees during 2005 and to date in 2006 are set forth below.

The table below provides 2005 membership and meeting information for each of the Board Committees.

					Nominating and
					Corporate
	Audit		Compensation		Governance
Director	Committee		Committee		Committee

Barry Deutsch	x		x		x
Eric Langshur	x	*(1)	x
J. Kenneth Looloian	x	*(2)	x		x
James F. McAnally, M.D.	x		x		x	*
Adam Metz	x	(3)
John W. Rogers, Jr.			x	*	x	(4)
Steven S. Rogers			x	(5)	x	(5)
Marilyn Seymann					x	(6)
Stephen Swid			x	(7)	x	(7)
Number of Meetings Held in 2005	42		8		10

(1)	Eric Langshur was elected Chairman on November 10, 2005.

(2)	J. Kenneth Looloian served as Chairman until November 10, 2005.

(3)	Adam Metz joined the Committee on December 1, 2005.

(4)	John W. Rogers, Jr. joined the Committee on September 29, 2005.

(5)	Steven S. Rogers joined the Committee on December 1, 2005.

(6)	Marilyn Seymann joined the Committee on May 12, 2005 and resigned on August 12, 2005.

(7)	Stephen Swid resigned on August 24, 2005.

*	Committee Chairman

The table below provides 2006 membership and meeting information as of October 31, 2006 for each of the Board Committees.

					Nominating and
					Corporate
	Audit		Compensation		Governance
Director	Committee		Committee		Committee

Charles J. Burdick	X	(1)	X	(1)	X	(1)(13)*
Barry Deutsch	x	(2)	x	(2)	x	(9)
Barry R. Elson					x	(10)
Don R. Kornstein	X	(3)	X	*(6)	X	(11)
Eric Langshur	X	*	x	(7)
J. Kenneth Looloian	x	(4)	x	(4)	x	(4)
James F. McAnally, M.D.			x	(8)	x	*(8)
Adam Metz	x	(5)			x	(12)
John W. Rogers, Jr.			x	(14)	x	(14)
Steven S. Rogers			X		X
Number of Meetings Held in 2006	39		16		8

(1)	Charles J. Burdick joined the Committee when his Board term began on February 9, 2006.

(2)	Barry Deutsch resigned on September 14, 2006.

(3)	Don R. Kornstein joined the Committee on September 26, 2006.

(4)	J. Kenneth Looloian served on the Committee until January 25, 2006.

(5)	Adam Metz resigned on February 8, 2006.

(6)	Don R. Kornstein joined the Committee when his Board term began on February 9, 2006.

(7)	Eric Langshur served on the Committee until January 25, 2006.

(8)	James F. McAnally, M.D. resigned on August 24, 2006.

(9)	Barry Deutsch served on the Committee until January 25, 2006.

(10)	Barry Elson joined the Committee on February 9, 2006 and resigned from the Committee on August 11, 2006 upon being appointed Acting Chief Executive Officer of the Company.

(11)	Don R. Kornstein joined the Committee on August 23, 2006.

(12)	Adam Metz joined the Committee on January 25, 2006 and resigned on February 8, 2006.

(13)	Charles Burdick was elected Chairman of the Committee on August 30, 2006.

(14)	John W. Rogers, Jr. resigned on November 16, 2006.

*	Committee Chairman

X	Current Committee member

Audit Committee

The Audit Committee assists the Board in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditor. Additional responsibilities of the Audit Committee are described in the revised charter of the Audit Committee, which was approved by the Board on January 28, 2004 and amended on March 8, 2005.

During the year, the Board examined the membership of the Audit Committee with regard to compliance with the NYSE rules governing audit committees. Based upon this examination, the Board confirmed that all members of the Audit Committee are “independent” within the meaning of the NYSE’s rules.

The Board has determined that each member of the Audit Committee is “financially literate” as such term is defined in the listing standards of the NYSE. Additionally, the Board has determined that Mr. Burdick is an “audit committee financial expert” under the relevant rules of the SEC, and that Mr. Burdick has the requisite accounting/financial management expertise required by the listing standards of the NYSE.

Compensation Committee

The Compensation Committee is directly responsible for establishing annual and long-term performance goals and objectives for the Company’s senior executives. These responsibilities are set forth in greater detail in the Compensation Committee Charter and include:

•	evaluating the performance of the CEO and other senior executives in light of the approved performance goals and objectives;

•	setting the compensation of the CEO and other senior executives based upon the evaluation of the performance of the CEO and the other senior executives, respectively; and

•	making recommendations to the Board with respect to compensation, incentive compensation plans and equity-based compensation plans for other Company officers.

In addition, the Compensation Committee administers and reviews the Company’s stock option, bonus, and long-term incentive compensation plans.

The Board has determined that all members of the Compensation Committee are “independent” within the meaning of the NYSE’s rules.

Nominating and Corporate Governance Committee

The general functions of the Nominating and Corporate Governance Committee include recommending to the Board nominees for election as directors, consideration of the performance of incumbent directors in determining whether to nominate them for re-election and making recommendations with respect to corporate governance and organization and size of the Board and its committees. The Nominating and Corporate Governance Committee is also responsible for the Company’s Corporate Governance Guidelines, including reviewing them on at least an annual basis and recommending changes as necessary.

On January 28, 2004, the Board approved a charter for the Nominating and Corporate Governance Committee in compliance with the listing standards of the NYSE. The Company’s Corporate Governance Guidelines include policies with regard to stockholder recommendations of nominees to the Board. On May 12, 2005, the Nominating and Corporate Governance Committee Charter was amended to revise the criteria used to evaluate candidates for nomination as directors.

The Nominating and Corporate Governance Committee will consider nominees to the Board recommended by stockholders. A recommendation will be considered if submitted in writing addressed to Bally in care of “Nominating and Corporate Governance Committee,” accompanied by a description of the proposed nominee’s qualifications and other relevant biographical information, and a written indication of the consent of the proposed nominee. Candidates for nomination as director are considered on the basis of the following criteria, among others the Nominating and Corporate Governance Committee deems appropriate, including the specific needs of the Board at the time:

•	wisdom, capability and integrity within their field or profession;

•	broad business, management and/or public service experience;

•	general understanding of marketing, finance and other elements necessary to the success of a publicly held company;

•	practical and mature business judgment;

•	represents no specific constituency other than the stockholders generally;

•	no conflicts of interest or legal impediments that might preclude service as a director;

•	ability and willingness to devote the time required to serve effectively as a director and as a member of one or more committees of the Board; and

•	diversity, experience or skills complementary to those of other Board members.

On the basis of the information gathered in this process, the Nominating and Corporate Governance Committee will determine which nominees to recommend to the Board. Recommendations received prior to any Nominating and Corporate Governance Committee meeting where director nominees are to be considered will be considered at that meeting. The Nominating and Corporate Governance Committee uses the same process for evaluating all nominees, regardless of the source of the recommendation.

The Nominating and Corporate Governance Committee may, in its sole discretion, employ outside advisors, including search firms and outside counsel.

The Board has determined that all members of the Nominating and Corporate Governance Committee are “independent” within the meaning of the NYSE’s rules.

Contacting the Board

Stockholders who wish to communicate with the Board may do so by sending written communications to the Board at the following address: Board, c/o Corporate Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631. Stockholders who wish to direct communications to only the independent directors of Bally may do so by sending written communications to the independent directors at the following address: Independent Directors, c/o Corporate Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631. Inquiries sent by mail will be reviewed, sorted and, if appropriate, summarized by the Company’s Secretary before they will be forwarded to the Board or an individual director.

Website Access to Charters

The charters for each of the standing committees of the Board as well as our Corporate Governance Guidelines and Code of Business Conduct, Practices and Ethics may be accessed through our website at www.ballyfitness.com. Additionally, copies may be requested in writing by submitting the request to Corporate Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

Compensation of Directors

Annual compensation for non-employee directors for 2005 was comprised of the following components: annual retainer, special retainer and board and committee stipends. Each of these components is described in more detail below. The total cash compensation of the non-employee directors for 2005 is shown in the following table.

	Annual Board/		Board	Committee
	Committee		Meeting	Meeting	2005
Director	Retainers(1)	Special Retainer	Stipends	Stipends	Total

Barry Deutsch	$33,911	$50,000	$56,000	$44,000	$183,911
Eric Langshur	44,072	50,000	66,000	57,000	217,072
J. Kenneth Looloian	45,992	50,000	28,000	19,000	142,992
James F. McAnally, M.D.	38,492	50,000	68,000	27,000	183,492
Adam Metz	2,583	—	6,000	—	8,583
John W. Rogers, Jr.	37,903	50,000	68,000	30,000	185,903
Steven S. Rogers	2,667	—	8,000	—	10,667
Marilyn Seymann	12,008	—	16,000	—	28,008
Stephen Swid	24,000	—	22,000	—	46,000

Total	$241,628	$250,000	$338,000	$177,000	$960,628

(1)	Includes fees associated with chairing a Board Committee.

Annual compensation for non-employee directors through October 31, 2006 was comprised of the following components: annual retainer, special retainer, board and committee stipends and a cash stipend in lieu of equity compensation. Each of these components is described in more detail below. The total cash compensation of the non-employee directors through October 31, 2006 is shown in the following table.

	Annual Board/		Board	Committee	Cash Payment in
	Committee	Special	Meeting	Meeting	Lieu of Equity	2006
Director	Retainers(1)(2)	Retainers	Stipends	Stipends(2)	Compensation	Total

Charles J. Burdick	$32,135	$60,000	$36,000	$46,000	$—	$174,135
Barry Deutsch	49,817	56,000	32,000	35,000	14,300	187,117
Barry R. Elson	45,064	40,000	24,000	13,000	—	122,064
Don R. Kornstein	103,564	57,500	42,000	30,500	—	233,564
Eric Langshur	57,317	99,000	54,000	38,000	16,500	264,817
J. Kenneth Looloian	2,750	—	—	—	3,396	6,146
James F. McAnally, M.D.	30,750	65,000	38,000	14,000	2,704	150,454
Adam Metz	3,358	—	12,000	3,000	10,350	28,708
John W. Rogers, Jr.	149,500	92,500	54,000	30,000	26,100	352,100
Steven S. Rogers	57,250	40,000	44,000	29,000	—	170,250

Total	$531,505	$510,000	$336,000	$238,500	$73,350	$1,689,355

(1)	Includes fees associated with chairing a Board Committee and serving as Lead Director.

(2)	Includes fees paid to members of the Strategic Alternatives Committee (“SAC”) for service from February 1, 2006 through June 2006. Stipends were $15,000 per month for each Co-Chairman and $5,000 per month for each other member of SAC during this period. Per meeting fees were $1,500 for each Co-Chairman and $1,000 for each other member. On August 6, 2006, the Board approved payments to each Co-Chairman in the amount of $17,500 for each of the third and fourth quarters of 2006. In addition, the Board eliminated stipends for each member of SAC and reduced the per meeting fee from $1,500 to $1,000. As the SAC was disbanded in August 2006, no payments with respect to the fourth quarter will be made.

Annual Board/Committee Retainers

Standard compensation of non-employee directors includes an annual cash retainer of $30,000. In addition, non-employee directors who serve as members of committees of the Board receive annual cash retainers of $1,000. Committee chairmen (other than the Chairman of the Audit Committee) receive a $7,500 annual retainer. The Chairman of the Audit Committee receives an annual retainer of $25,000.

Special Retainers

One-time special retainers were awarded in 2006 as compensation for the extraordinary commitment of time spent during the previous year on Board and committee activities in the following amounts:

•	$40,000 to each director;

•	$35,000 to each of the Lead Director and the Audit Committee Chairman;

•	$25,000 to each of the Compensation Committee Chairman and Nominating and Corporate Governance Committee Chairman (though that payment was not made to the current Compensation Committee Chairman since he was also then the Lead Director);

•	$17,500 to each Co-Chairman of the Strategic Alternatives Committee; and

•	an additional $1,000 per-meeting stipend to Audit Committee members for meetings attended from January 1, 2006 to June 30, 2006 (increasing the per-meeting stipend for Audit Committee meetings during that period from $1,000 to $2,000).

The Company’s 1996 Non-Employee Directors’ Stock Option Plan (the “Directors’ Plan”) expired on January 3, 2006 and no new equity plan was approved at the Company’s January 26, 2006 annual meeting. Accordingly, on March 10, 2006, the Board approved an additional cash retainer, to commence in 2006, for non-employee directors of $40,000 per year in lieu of equity compensation.

A one-time special retainer of $50,000 was awarded in 2005 to Mr. Deutsch, Mr. Langshur, Mr. Looloian, Dr. McAnally and Mr. John Rogers as compensation for the extraordinary commitment of time spent during the previous year on Board and committee activities.

Meeting Stipends

Standard compensation of non-employee directors includes a $2,000 stipend for each Board meeting attended and a $1,000 stipend for each committee meeting attended that was not held in conjunction with a Board meeting.

1996 Non-Employee Directors’ Stock Option Plan Grants/Cash Payment in Lieu of Equity Compensation

Pursuant to Bally’s Directors’ Plan, each non-employee director of Bally was granted an option to purchase 5,000 shares of common stock upon the commencement of service on the Board, with another option to purchase 5,000 shares of common stock granted on the second anniversary thereof. The Directors’ Plan expired on January 3, 2006 and no further options may be issued thereunder. Options under the Directors’ Plan were generally granted with an exercise price equal to the fair market value of the common stock at the date of grant. Option grants under the Directors’ Plan become exercisable in three equal annual installments commencing one year from the date of grant, or upon a change in control, as defined in the Director’s Plan, and have a 10-year term. All of the options granted under the Directors’ Plan prior to May 4, 2005 became exercisable for a period of 90 days on May 4, 2005 as a result of a change in control event; at the end of the 90-day period the options terminated according to the terms of the Directors’ Plan. For these purposes, a change in control was defined as an Acquiring Person becoming the Beneficial Owner of Shares representing 10% or more of the combined voting power of the then-outstanding shares other than in a transaction or series of transactions approved by the Company’s Board. The acquisition on May 4, 2005 of the Company’s Common Stock by Liberation Investment Group LLC, Liberation Investments, Ltd., Liberation Investments, L.P. and Emanuel R. Pearlman constituted such a change in control.

Due to an administrative error, directors were not apprised of the vesting and subsequent expiration of their options during 2005, and thus did not have an opportunity to exercise their options. Accordingly, on March 10, 2006, the Board, with affected directors abstaining, awarded a cash payment for each expired option to each director equal to the difference between (i) the average of the high and low prices of Bally common stock on the NYSE on December 2, 2005 (the first available trading date under the Company’s insider trading policy following expiration of the options) and (ii) the exercise price of such option. The amounts awarded to the directors were as follows: Mr. Deutsch — $14,300; Mr. Langshur — $16,500; Mr. Looloian — $10,950; Dr. McAnally — $10,950; Mr. John Rogers — $26,100. In the case of Messrs. Looloian and McAnally, the actual amount paid, $3,396 and $2,704, respectively, was net of proceeds received upon a cashless exercise of certain options that the Company erroneously permitted to be exercised in December 2005 (Messrs. Looloian and McAnally paid the Company the par value with respect to the shares received on exercise of the options).

In addition, in connection with Mr. Metz’s resignation from the Board, the Board approved a $10,350 cash payment to him, representing a Black-Scholes valuation of his options at the time of his resignation.

Other Personal Benefits

In addition to the retainers and fees listed above, the Company reimburses the directors for their travel expenses incurred in attending meetings of the Board or its committees, as well as for fees and expenses incurred in attending director education seminars and conferences. The directors do not receive any other personal benefits.

Director Indemnification Agreements

On September 8, 2006, the Board approved the Company’s entry into Indemnification Agreements with members of the Board, providing for indemnification of such directors in certain circumstances. The Company entered into Indemnification Agreements with Messrs. Burdick, Deutsch, Elson, Kornstein, Langshur, Steven Rogers and John Rogers. Under the Indemnification Agreements, the Company will be obligated to indemnify each director in certain circumstances and upon certain conditions against expenses, judgments, fines and settlement amounts incurred by such director. The Indemnification Agreements also establish procedures and other agreements pertaining to such obligations of the Company.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

The following table sets forth, for each of the years indicated, the compensation paid by the Company to its Chief Executive Officer and the four other most highly compensated executive officers of Bally (the “Named Executive Officers”) for the last three completed fiscal years. During these years, these officers were compensated in accordance with our plans and policies.

Summary Compensation Table

						Long-Term
						Compensation Awards
		Annual Compensation				Restricted	Securities
					Other Annual	Stock	Underlying	All Other
		Salary	Bonus		Compensation	Awards	Options	Compensation
	Year	($)	($)(1)		($)(2)	($)(3)	(#)	($)(4)

Paul A. Toback(5)	2005	575,000	900,000		874,471	1,365,000	232,000	3,071
Chairman, President and	2004	575,000	400,000		43,103	—	—	—
Chief Executive Officer	2003	475,000	300,000		22,555	1,206,000	200,000	14,915
Marc D. Bassewitz	2005	350,000	225,000		31,769	770,000	73,000	5,232
Senior Vice President,	2004	—	—		—	—	—	—
Secretary and	2003	—	—		—	—	—	—
General Counsel
William G. Fanelli(6)	2005	325,000	115,000	(7)	24,187	385,000	80,000	1,000
Senior Vice President,	2004	325,000	200,000	(7)	23,291	—	—	25,077
Corporate	2003	325,000	138,125		21,474	361,800	120,000	21,500
Development
Harold Morgan	2005	350,000	195,000		328,078	577,500	103,000	1,000
Senior Vice President,	2004	300,000	175,000		26,218	—	—	1,000
Chief Administrative Officer	2003	300,000	146,250		23,528	361,800	120,000	1,000
John H. Wildman	2005	325,000	225,000		24,681	525,000	85,000	—
Senior Vice President,	2004	325,000	175,000		23,743	—	—	—
Chief Operating Officer	2003	325,000	138,125		21,700	361,800	120,000	—

(1)	The 2005 bonus represents the bonus earned in 2005 and paid in March 2006, other than $200,000 of Mr. Toback’s bonus, which was paid upon the filing of the Company’s 2005 Annual Report on Form 10-K. The 2004 bonus represents the bonus earned in 2004 and paid in March 2005. The 2003 bonus represents the bonus earned in 2003 and paid in April 2004.

(2)	Other Annual Compensation for 2005 consists of the items set forth in the table below:

					Financial Planning;
			Executive	Executive	Home Security;
	Tax	Auto	Medical Plan	Disability	Miscellaneous
	Reimbursement*	Allowance	Premiums	Insurance	Compensation

Paul A. Toback	$838,777	$20,000	$6,833	$4,411	**
Marc D. Bassewitz	—	$17,165	$4,556	$3,130	**
William G. Fanelli	—	$15,000	$6,833	$2,353	**
Harold Morgan	$296,641	$17,454	$6,833	$4,481	**
John Wildman	—	$15,000	$6,833	$2,823	**

*	The tax reimbursement for Messrs. Toback and Morgan related to the vesting of restricted stock under the Company’s 1996 Long-Term Incentive Plan.

**	Less than $10,000 in aggregate.

(3)	This number is calculated by multiplying the closing price of a Bally common share on the date of grant less consideration paid by the executive by the number of shares awarded. These restricted shares were issued in the respective recipient’s name and are held by Bally until the restrictions lapse. Bally has not paid cash dividends, however, were we to do so, we would pay dividends on restricted shares at the same rate paid on all other Bally common shares. The restrictions on these shares lapse four years after the date of issuance, upon a change in control (as defined in the 1996 Plan) of Bally, or the respective recipient’s death or termination of employment other than for cause. During 2005, the acquisitions of Bally common stock by each of Liberation Investment Group LLC, Liberation Investments, Ltd., Liberation Investments, L.P. and Emanuel R. Pearlman (“Liberation”) and Pardus Capital Management L.P. to levels in excess of 10% of Bally’s outstanding common stock constituted a “change in control” under the 1996 Long-Term Incentive Plan and the Inducement Plan, resulting in the lapse of the restrictions on all shares of restricted stock issued prior to October 2005. See “Election of Directors and Security Ownership — Stockholders Who Own at Least 5% of Bally Common Stock.” The restricted stock issued to the Named Executive Officers on November 29, 2005 continues to be subject to the restrictions under the 1996 Long-Term Incentive Plan.

On December 31, 2005, the Named Executive Officers owned the number of restricted shares set forth in the table below. The market value is based on the closing price of a Bally common share of $6.28 on December 30, 2005, the last trading day prior to the end of the 2005 fiscal year, less the par value of $.01 paid by such executives.

	Mr. Toback	Mr. Bassewitz	Mr. Fanelli	Mr. Morgan	Mr. Wildman

Number of shares	135,000	55,000	40,000	55,000	60,000
Market value	$846,450	$344,850	$250,800	$344,850	$376,200

(4)	Represents (i) amounts matched by Bally in connection with participation in Bally’s savings plans, and/or (ii) amounts paid by Bally for executive life insurance premiums.

(5)	On August 11, 2006, Mr. Toback resigned as Chairman, President and Chief Executive Officer of the Company. See “Compensation of Executive Officers — Employment Agreements — Employment Agreement with the former Chairman, President and Chief Executive Officer.”

(6)	From April 2004 until March 2005, William G. Fanelli served as Acting Chief Financial Officer. From March 2005 to October 2006, Mr. Fanelli served as Senior Vice President, Planning and Development.

(7)	Includes a $25,000 bonus for serving as Acting Chief Financial Officer.

The Company has not, and will not before the date of the annual meeting, definitively determine who will be the Named Executive Officers for 2006 pursuant to the SEC’s recently adopted executive compensation disclosure rules. However, based solely on salary and bonus paid in 2006, the Company believes the Named Executive Officers, in addition to those persons who served as the Company’s Chief Executive Officer and Chief Financial Officer during 2006, will be Mr. Wildman, Mr. Bassewitz and Mr. Morgan. For 2006, the salaries of Mr. Elson (Acting Chief Executive Officer), Mr. Eidell (Chief Financial Officer) and the other three most highly compensated officers are as follows: $600,000 for Mr. Elson on an annualized basis (actual payments began in August 2006);

$460,800 for Mr. Eidell on an annualized basis (actual payments began in April 2006); $375,000 for Mr. Wildman; $350,000 for Mr. Bassewitz; and $350,000 for Mr. Morgan. To date in 2006, other than incidental personal benefits, none of these individuals has received any other compensation. Incidental personal benefits received and to be received in 2006 are of similar type and amounts as those described in Note 2 to the Summary Compensation Table. With respect to payments made to the Company’s former Chief Executive Officer and former Chief Financial Officer in 2006, see “Compensation of Executive Officers — Employment Agreements — Employment Agreement with the former Chairman, President and Chief Executive Officer” and “— Employment Agreement with the former Chief Financial Officer.”

Employment Agreements

Agreement with Tatum, LLC regarding Ronald G. Eidell

On April 13, 2006, the Company entered into an interim executive services agreement with Tatum, LLC (“Tatum”), pursuant to which Ronald G. Eidell, a partner of Tatum, LLC, was engaged as Senior Vice President, Finance of the Company (the “Services Agreement”). The Services Agreement provides that Mr. Eidell will devote efforts to the Company in a manner that is customary for senior executives of the Company, for a salary of $38,400 per month (“Salary”). In addition, under the Services Agreement the Company pays Tatum a fee of $9,600 per month (“Fees”). The Company may terminate the Services Agreement on 30 days’ prior written notice, or immediately for cause (as defined). Tatum may terminate the Services Agreement on 60 days’ prior written notice. The Company has no obligation to provide Mr. Eidell with any health or medical benefits, stock or bonus payments or any other benefits, other than coverage under the Company’s existing directors’ and officers’ insurance policies.

On August 6, 2006, the Board named Mr. Eidell as Senior Vice President and Chief Financial Officer and principal financial officer of the Company.

Employment Agreements with Other Senior Executives

Bally has entered into employment agreements with Harold Morgan, Marc Bassewitz and John Wildman, with terms of January 1, 2005 through December 31, 2007 with respect to Messrs. Morgan and Bassewitz and January 1, 2006 through December 31, 2008 with respect to Mr. Wildman. The term of each employment agreement will be automatically extended each year for an additional 12 months on the anniversary date of the respective termination date unless either party provides notice of intent not to renew at least ninety (90) days prior to the then-current termination date. Bally previously entered into an employment agreement with William Fanelli, effective as of January 1, 2003 for a term of three years through December 31, 2005. Commencing January 1, 2006, the term of Mr. Fanelli’s agreement is extended each day by one day to create a new one-year term. At any time at or after January 1, 2006, Bally or Mr. Fanelli may deliver notice to the other party that the employment period shall expire on the last day of the one year period commencing on the date of delivery of such notice.

The foregoing agreements provide for an annual base salary ($325,000 for Mr. Fanelli; $350,000 for Messrs. Morgan and Bassewitz; and $375,000 for Mr. Wildman), subject to increases at the discretion of Bally, and a bonus payable at the discretion of Bally with a target bonus of 50% of base pay. In the event of a termination of employment by the executive for good reason or by the Company for other than cause within two years following a change in control of Bally, the executive will be paid (i) the full amount of the annual bonus for the immediately preceding calendar year if such termination occurs prior to the payment of the bonus, plus (ii) a lump sum equal to two times the executive’s annual salary and target bonus, plus (iii) compensation for any unused earned vacation days. If it is determined that any payment, distribution or benefit received by the executive from the Company pursuant to his agreement or any stock award or option plan would result in the imposition of excise tax under Section 4999 of the Internal Revenue Code, the Company will pay the executive an additional amount related to the excise tax. In addition, Mr. Morgan and Mr. Wildman may voluntarily end their employment within 120 days after Mr. Toback ceased to be the Chief Executive Officer of the Company and be paid a lump sum equal to no less than 60% of the sum of annual salary plus target annual bonus for the then-current calendar year, and may, upon Board approval, receive payment greater than 60% of the sum of annual salary and target annual bonus upon giving sixty (60) days’ advance written notice of the resignation date. Mr. Morgan and Mr. Wildman are also entitled to certain tax gross-up payments for income taxes relating to the vesting of shares of restricted stock. In connection with the vesting of restricted stock in 2005, the Company made a tax gross-up payment to Mr. Morgan of $296,641; Mr. Wildman’s contract was not yet effective at the time of such vesting.

Effective as of November 30, 2005, the Company amended the employment agreements with Messrs. Bassewitz and Morgan to (i) include specific language regarding Company-provided disability insurance memorializing the Company’s standard policy and (ii) eliminate an exception from the definition of “Change of Control” for issuances of equity by the Company. Mr. Wildman’s employment agreement contains the same provisions.

On September 14, 2006, the Company entered into amendments to the employment agreements with each of Messrs. Bassewitz and McDonald. The amendments clarify that the definition of “LTIP” includes any plan under which senior executives of the Company are eligible to receive equity compensation or other long-term incentive grants, including the Company’s Inducement Award Equity Incentive Plan.

On September 8, 2006, the Board authorized the Company to enter into an Indemnification Agreement with Mr. Bassewitz pursuant to which the Company will be obligated to indemnify Mr. Bassewitz in certain circumstances and upon certain conditions against expenses, judgments, fines and settlement amounts incurred by him. The Indemnification Agreement also establishes procedures and other agreements pertaining to such obligations of the Company.

Monthly Stipends for the Interim Chairman of the Board and the Acting Chief Executive Officer

On September 1, 2006, the Compensation Committee approved payment of a monthly stipend to Mr. Barry R. Elson, Acting Chief Executive Officer, retroactive to August 11, 2006, in the amount of $50,000 per month through the earlier of December 31, 2006 or appointment of a permanent Chief Executive Officer. The Compensation Committee will review the matter prior to the end of 2006 if a permanent Chief Executive Officer has not been appointed by such date.

On September 1, 2006, the Compensation Committee also approved payment of additional director fees to Mr. Kornstein, Interim Chairman of the Board, retroactive to August 11, 2006, in the amount of $50,000 per month through the earlier of December 31, 2006 or the election of a permanent Chairman of the Board. The matter will be reviewed prior to the end of 2006 if a permanent Chairman of the Board has not been elected by such date.

Employment Agreement with the former Chairman, President and Chief Executive Officer

On August 24, 2004, the Company entered into an employment agreement with Mr. Toback to provide for him to continue as the Company’s President and Chief Executive Officer through December 31, 2007 (the “Toback Employment Agreement”). The term of the Toback Employment Agreement was to be automatically extended each year for an additional 12 months commencing December 31, 2007, unless either party provided notice of intent not to renew at least 90 days prior to the then-current termination date. The Toback Employment Agreement provided for an initial annual base salary of $575,000, subject to increases at the discretion of the Company, and an annual incentive target payment of 70% of Mr. Toback’s then current base salary. This incentive payment was to be based on performance criteria established by the Board. He was also eligible for additional perquisites including, a car allowance, security fees, tax/financial planning, and a tax gross-up payment for income taxes relating to the vesting of restricted stock. Effective as of November 30, 2005, the Company amended the Toback Employment Agreement to (i) include specific language regarding Company-provided disability insurance memorializing the Company’s standard policy and (ii) eliminate an exception from the definition of “Change of Control” for issuances of equity by the Company. The Company further amended the Toback Employment Agreement on August 6, 2006, in consideration of, among other matters, Mr. Toback’s agreement to resolve various claims by Mr. Toback, including with respect to the Company’s obligation to implement a supplemental retirement plan for his benefit. The modification increased by $900,000 the amount payable to Mr. Toback only in the event he was terminated without “Cause”, as defined in the Toback Employment Agreement, on or prior to February 7, 2008.

The Company entered into a Separation Agreement dated as of August 10, 2006, providing for Mr. Toback’s separation as Chairman, President and Chief Executive Officer of the Company as of August 11, 2006 (the “Separation Agreement”). The negotiated terms of the Separation Agreement are substantially equivalent to those set forth in the Toback Employment Agreement in the circumstances of termination without cause following a “change in control”

(as defined). Under the Separation Agreement, the Company agreed to pay Mr. Toback severance in the amount of $3,832,500, less required deductions for state and federal withholding, which equals (i) a lump sum equal to three times the sum of Mr. Toback’s annual salary and target bonus, plus (ii) the amount payable to Mr. Toback, pursuant to the August 6, 2006 modification to the Toback Employment Agreement in the event Mr. Toback is terminated without cause, or resigns for good reason within the two-year period following February 7, 2006 and plus (iii) compensation for any unused earned vacation days. The Company also agreed to provide Mr. Toback and his eligible dependents with continued health coverage under the Company’s medical plan at the level in which they currently participate until August 11, 2015. These severance amounts were paid on August 11, 2006.

The Separation Agreement also provided that Mr. Toback would immediately vest in the equity awards granted under the Company’s 1996 Long-Term Incentive Plan. Mr. Toback was also entitled to tax gross-up payments for income and employment taxes relating to the vesting of his restricted stock. The Separation Agreement also provided for the exercise of Mr. Toback’s vested stock options for the unexpired period of the respective stated option term.

In connection with Mr. Toback’s termination of employment with the Company, the Company and Mr. Toback executed a release of claims pursuant to which Mr. Toback released the Company and any of its predecessors, successors, parents, affiliates and their present and former officers, directors, agents, employees and shareholders from any and all claims or causes of action that Mr. Toback might have had against the Company and the Board agreed to a covenant not to sue Mr. Toback for any known claims or causes of action that the Board might have had against Mr. Toback.

Employment Agreement with the former Chief Financial Officer

In March 2005, the Company entered into an employment agreement with Carl J. Landeck with a term through March 31, 2008. Mr. Landeck’s agreement provided for an annual base salary of $400,000, subject to increases at the Company’s discretion, and a bonus payable at the Company’s discretion with a target bonus of 50% of base pay. Mr. Landeck was guaranteed a minimum bonus for fiscal 2005 of $100,000. Effective April 13, 2006, Mr. Landeck ceased being an employee of the Company. In connection with Mr. Landeck’s departure, the Company entered into a Separation Agreement with him on August 1, 2006 (the “Landeck Separation Agreement”). Under the Landeck Separation Agreement, the Company agreed to pay Mr. Landeck severance in the amount of $700,000, less required deductions for state and federal withholding. The Company also agreed to pay to Mr. Landeck an additional lump sum amount of $15,000 to cover the cost of certain health care premiums and up to $20,000 to reimburse Mr. Landeck for his legal fees relating to the Landeck Separation Agreement. These severance amounts were paid on October 17, 2006 pursuant to the terms of the Landeck Separation Agreement.

The Landeck Separation Agreement also provided that Mr. Landeck would immediately vest in equity awards granted under the Company’s Inducement Plan. The 23,000 options that were granted to Mr. Landeck under the Inducement Plan on November 29, 2005 at an exercise price of $7.01 were cancelled. The Landeck Separation Agreement extended the exercise period of Mr. Landeck’s vested options until October 10, 2006. At the end of the extended exercise period, any unexercised options immediately expired.

The negotiated terms are substantially less than those that would have been required based on the express terms of Mr. Landeck’s employment agreement in the event his employment terminated other than for Cause. In exchange for the consideration set forth in the Landeck Separation Agreement, Mr. Landeck released the Company and any of its predecessors, successors, parents, affiliates and their present and former officers, directors, agents, employees and shareholders from any and all claims or causes of action that Mr. Landeck might have had against the Company.

Termination of Payments to Lee Hillman and John Dwyer

Effective December 11, 2002, Lee Hillman resigned as Chairman and Chief Executive Officer. Effective April 28, 2004, John Dwyer resigned as Executive Vice President, Chief Financial Officer and Director. In connection with the resignations of Mr. Hillman and Mr. Dwyer, each of them entered into a severance agreement with the Company. Mr. Hillman’s agreement provided that he would receive certain benefits through December 31, 2005. Mr. Dwyer’s agreement provided that he would be available to consult with the Company through December 31, 2005. On February 8, 2005, the Company announced that its Audit Committee investigation found multiple accounting errors in the Company’s financial statements and concluded that both Mr. Hillman, as the former Chief Executive Officer and Director, and Mr. Dwyer, as the former Chief Financial Officer and Director, were primarily responsible. In addition, the investigation found, among other things, that certain accounting policies and positions were suggested and implemented without a reasonable empirical basis and concluded that Mr. Dwyer made a false and misleading statement to the SEC. As a result of these findings, the Company decided to make no further payments to either Mr. Hillman or Mr. Dwyer under each of the respective severance agreements. Effective as of December 7, 2005, Mr. Hillman exercised options with respect to 150,000 shares of the Company’s common stock.

Long-Term Incentive Plan

In January 1996, the Board of the Company adopted the Incentive Plan. The Incentive Plan provides for the grant of non-qualified stock options, incentive stock options and compensatory restricted stock awards (collectively “Awards”) to officers and key employees of the Company. Initially, 2,100,000 shares of common stock were reserved for issuance under the Incentive Plan.

In November 1997, June 1999, December 2000 and June 2002 the Incentive Plan was amended to increase the aggregate number of shares of common stock that may be granted under the Incentive Plan to an aggregate of 8,600,000 shares. At December 31, 2005, 283,965 shares of common stock were available for future grant under the Incentive Plan; no awards were granted under the Incentive Plan from December 31, 2005 to January 3, 2006. The Incentive Plan expired on January 3, 2006.

Pursuant to the Incentive Plan, non-qualified stock options were generally granted with an exercise price equal to the fair market value of the common stock on the day prior to the grant. Incentive stock options were granted at not less than the fair market value of the common stock on the day prior to the grant. Option grants become exercisable at the discretion of the Compensation Committee of the Board (the “Compensation Committee”), generally in three equal annual installments commencing one year from the date of grant. Option grants in 2005, 2004 and 2003 have 10-year terms.

Effective as of March 8, 2005, the Company’s Compensation Committee approved a grant relating to 2004 of a total of 395,000 stock options and 245,000 shares of restricted stock under the Incentive Plan to Messrs. Toback, Bassewitz, Fanelli, Morgan and Wildman. The exercise price of the stock options was set at $4.21, a 20% premium to the closing price of the Company’s common stock on the NYSE at March 7, 2005.

Effective as of November 29, 2005, having not previously made any grants in respect of 2005, the Company’s Compensation Committee approved the grant of a total of 153,000 stock options and 345,000 shares of restricted stock under the Incentive Plan to Messrs. Toback, Bassewitz, Fanelli, Morgan and Wildman. The exercise price of the stock options was set at $7.01, the closing price of the Company’s common stock on the NYSE at November 28, 2005.

On May 4, 2005, restrictions with respect to 1,320,500 shares of restricted stock lapsed under the terms of the Incentive Plan’s change in control provision, which provides for lapsing restrictions in the event of a change in control. For these purposes, a change in control is defined as an Acquiring Person becoming the Beneficial Owner of Shares representing 10% or more of the combined voting power of the then outstanding shares other than in a transaction or series of transactions approved by the Company’s Board. The acquisition on May 4, 2005 of the Company’s Common Stock by Liberation Investment Group LLC, Liberation Investments, Ltd., Liberation Investments, L.P. and Emanuel R. Pearlman constituted such a change in control. Accordingly, restrictions with respect to 808,000 shares of restricted stock subject to four-year cliff vesting conditions and 512,500 shares of restricted stock subject to certain performance-based conditions lapsed. Existing employment agreements with certain executives contain tax consequence gross-up provisions, which resulted in $976,669 of compensation reported as general and administrative expense in the three-months ended June 30, 2005.

Inducement Award Equity Incentive Plan

On March 8, 2005, the Company’s Compensation Committee adopted the Inducement Plan as a means of providing equity compensation to induce the acceptance and continuation of employment of newly hired officers and key employees of the Company and its Affiliates. The Company adopted the Inducement Plan because of the 1996 Long-Term Incentive Plan’s potential lack of sufficient shares available to provide necessary equity inducement for new employees. Stockholder approval of the Inducement Plan is not required under the rules of the NYSE. At December 31, 2005, 62,000 shares of common stock were available for future grant under the Inducement Plan. On March 3, 2006, 7,500 options were granted to new employees of the Company. On May 25, 2006, 12,000 options were granted to new employees of the Company. During 2006, the 23,000 options previously granted to Mr. Landeck under the Inducement Plan on November 29, 2005 were cancelled in connection with his departure from the Company. Currently, 65,000 shares of common stock are available for future grant under the Inducement Plan.

Effective as of March 8, 2005, the Company’s Compensation Committee approved a grant of a total of 25,000 stock options and 100,000 shares of restricted stock under the Inducement Plan to Mr. Bassewitz. The exercise price of the stock options was set at $3.51, the closing price of the Company’s common stock on the NYSE at March 7, 2005.

Effective as of May 26, 2005, the Company’s Compensation Committee approved a grant of a total of 75,000 stock options and 100,000 shares of restricted stock under the Inducement Plan to Mr. Landeck. The exercise price of the stock options was set at $2.91, the closing price of the Company’s common stock on the NYSE at May 25, 2005.

Effective as of November 29, 2005, in accordance with the terms of the relevant employment agreement, the Company’s Compensation Committee approved the grant of a total of 23,000 stock options and 55,000 shares of restricted stock under the Inducement Plan to Mr. Landeck. The exercise price of the stock options was set at $7.01, the closing price of the Company’s common stock on the NYSE at November 28, 2005.

Under the Inducement Plan, the Company (with the approval of the Board, the Compensation Committee and/or their delegates, hereinafter “Administrator”) may grant common stock as a material inducement to eligible employees, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events. The Administrator in its sole discretion determines whether an award may be granted, the number of shares of common stock awarded, the date an award may be exercised, vesting periods, and exercise price.

The Inducement Plan became effective upon its adoption and continues for a 10-year term ending March 8, 2015. The Inducement Plan provides for the issuance of up to 600,000 shares of the Company’s common stock, and as of December 31, 2005, 385,000 restricted shares and stock options covering an additional 153,000 shares have been granted. The restrictions applicable to 330,000 of these restricted shares lapsed in May and September 2005 under the terms of the Plan’s change in control provision, which provides for lapsing in the event of a change in control. For these purposes, a change in control was defined as an Acquiring Person becoming the Beneficial Owner of Shares representing 10% or more of the combined voting power of the then-outstanding shares other than in a transaction or series of transactions approved by the Company’s Board. The acquisition on May 4, 2005 of the Company’s Common Stock by Liberation Investment Group LLC, Liberation Investments, Ltd., Liberation Investments, L.P. and Emanuel R. Pearlman and on September 6, 2005 by Pardus Capital Management L.P. constituted such a change in control.

Annual Incentive Compensation for Fiscal Year 2005

The Company provides annual cash incentive compensation (the “Cash Bonus”) for executive officers and other employees in accordance with established methodologies approved by the Compensation Committee. The purpose of the Cash Bonus is to provide an additional short-term performance incentive for certain senior executive and other key employees of the Company (the “Participants”), as determined by the Compensation Committee and based upon the recommendation of the Company’s management.

Each Participant has an annual target Cash Bonus amount that is a percentage of his or her base salary. For 2005, the Compensation Committee set target Cash Bonus levels consistent with prior years at 70% of base salary for the CEO and 50% of base salary for all other Named Executive Officers. For 2005, a portion of the Cash Bonus was calculated by reference to the Company’s EBITDA with respect to fifty percent of the target Cash Bonus, while the remainder was based on achievement of personal performance goals, in each case based on target percentages and determined by the Compensation Committee in its discretion. The actual Cash Bonus payments may exceed the target Cash Bonus level, depending on the level of achievement versus the established goals. For 2005, the company’s EBITDA target was not achieved, and accordingly, bonus amounts attributable to EBITDA targets were calculated at 84.54% of the targeted levels, which resulted in a 76% payout for financial performance. In determining 2005 bonuses, the Compensation Committee increased the personal performance percentages above the maximum of 150% for three of the Named Executive Officers, including the Chief Executive Officer, to levels ranging from 180% to 372% in light of the Company’s extenuating financial circumstances and in recognition of the performance of these Named Executive Officers under extreme challenges. On March 8, 2006, the Company awarded the following Cash Bonuses for 2005 under the plan: $700,000 to Mr. Toback (plus an additional $200,000 paid in June 2006 upon filing of the Form 10-K for the fiscal year ended December 31, 2005); $225,000 to Mr. Bassewitz; $90,000 to Mr. Fanelli; $195,000 to Mr. Morgan; and $225,000 to Mr. Wildman.

Annual Incentive Compensation for Fiscal Year 2006

The Board has not approved a cash incentive compensation plan for 2006. The Board intends to monitor the Company’s financial situation and the need to compensate the Company’s management at competitive levels and for services performed during 2006 and retain key management and executives, and may consider some form of cash incentive compensation plan for 2006 and 2007.

Stock Option Grants

The following table sets forth certain information concerning grants of stock options during 2005 to each of the Named Executive Officers. No stock appreciation rights were granted by the Company.

	Individual Grants
	Number of				Potential Realizable Value at Assumed
	Securities	Percent of Total			Annual
	Underlying	Options Granted	Exercise or		Rates of Stock Price Appreciation for
	Options	to Employees in	Base Price		Options Term
Name	Granted (#)(1)	Fiscal Year	($/Sh)	Expiration Date	5% ($)	10% ($)

Paul A. Toback(2)	170,000	15.25%	4.21	3/8/2015	256,261	831,986
	62,000	5.56%	7.01	11/29/2015	273,330	692,672
Marc D. Bassewitz	25,000	2.24%	4.21	3/8/2015	37,686	122,351
	25,000	2.24%	3.51	3/8/2015	55,186	139,851
	23,000	2.06%	7.01	11/29/2015	101,397	256,959
William G. Fanelli	60,000	5.38%	4.21	3/8/2015	90,445	293,642
	20,000	1.79%	7.01	11/29/2015	88,171	223,443
Harold Morgan	80,000	7.18%	4.21	3/8/2015	120,594	391,523
	23,000	2.06%	7.01	11/29/2015	101,397	256,959
John H. Wildman	60,000	5.38%	4.21	3/8/2015	90,445	293,642
	25,000	2.24%	7.01	11/29/2015	110,214	279,303

(1)	Subject to the specific terms of the grant, these options become exercisable generally in three equal annual installments commencing one year from the date of grant. Options granted prior to May 4, 2005 vested upon the acquisition by Liberation of in excess of 10% of the common stock of the Company. See “Compensation of Executive Officers — Summary Compensation Table” at Note 3.

(2)	On August 11, 2006, Mr. Toback resigned as Chairman, President and Chief Executive Officer of the Company. See “Compensation of Executive Officers — Employment Agreements — Employment Agreement with the former Chairman, President and Chief Executive Officer.”

Stock Option Exercises

The following table sets forth certain information concerning exercises of stock options during 2005 by each of the Named Executive Officers and their stock options outstanding as of December 31, 2005.

Aggregated Option Exercises in Last Fiscal Year and
Option Values at End of Last Fiscal Year

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options
	Acquired on	Value	Options at December 31, 2005		at December 31, 2005(1)
	Exercise (#)	Realized ($)	Exercisable (#)	Unexercisable (#)	Exercisable ($)	Unexercisable ($)

Paul A. Toback(2)	0	0	253,334	298,666	16,000	359,890
Marc D. Bassewitz	0	0	0	73,000	—	121,000
William G. Fanelli	25,000	48,319	190,000	120,000	7,200	129,000
Harold Morgan	36,000	99,243	159,000	143,000	9,360	170,400
John H. Wildman	35,000	85,730	170,000	125,000	9,600	129,000

(1)	Based on the closing price of common stock on the New York Stock Exchange on December 30, 2005, which was $6.28 per share.

(2)	On August 11, 2006, Mr. Toback resigned as Chairman, President and Chief Executive Officer of the Company. See “Compensation of Executive Officers — Employment Agreements — Employment Agreement with the former Chairman, President and Chief Executive Officer.”

Compensation Committee Interlocks and Insider Participation

During 2005, the following directors (none of whom was or had been an officer or employee of the Company or any of its subsidiaries) served on the Company’s Compensation Committee: John W. Rogers, Jr., Barry M. Deutsch, J. Kenneth Looloian (did not stand for re-election in January 2006), James F. McAnally, Steven S. Rogers (since December 2005) and Stephen C. Swid (resigned August 2005). To date in 2006, the following directors served on the Company’s Compensation Committee: Charles J. Burdick, Barry M. Deutsch (resigned September 2006), Don R. Kornstein, Eric Langshur (until January 25, 2006), James F. McAnally, M.D. (resigned August 2006), John W. Rogers, Jr. (until November 16, 2006) and Steven S. Rogers. There were no interlocks during 2005 or to date in 2006 with other companies within the meaning of the SEC’s rules.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Company’s Board assists the Board in fulfilling its responsibility for oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditor. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls over financial reporting and disclosure controls. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with generally accepted auditing standards and for issuing a report thereon.

2004 Review

In August 2004, the Audit Committee of the Board undertook an independent investigation of certain aspects of the past financial statements filed by the Company with the assistance of independent legal counsel at Bingham McCutchen LLP (“Bingham”) who consulted with accounting experts PricewaterhouseCoopers LLP (“PwC”) and Marshall Wallace, each retained by Bingham.

In November 2004, the Audit Committee announced that based on the results of its investigation and in consultation with KPMG LLP, the Company’s independent registered public accounting firm, it had determined financial statements and other information pertaining to years-ended December 31, 2000, 2001, 2002 and 2003 and for the first quarter of 2004 should be restated and should no longer be relied upon.

The Audit Committee completed its investigation on February 8, 2005 and reported its results to the staff of the Securities and Exchange Commission (“SEC”). As a result of the above events and circumstances, the Company undertook a comprehensive review of its previously filed consolidated financial statements since the year 2000, and on November 30, 2005 filed its annual report on Form 10-K for 2004 that contained restated financial information for years ended December 31, 2000 and 2001 (unaudited) and restated financial statements for years ended December 31, 2002 and 2003 (audited) along with its audited consolidated financial statements for the year ended December 31, 2004. On November 30, 2005, the Company also filed a series of Forms 10-Q for 2004 and 2005, including a Form 10-Q for the first quarter of 2005 that contained restated financial statements (unaudited) for the first quarter of 2004. The Audit Committee has overseen the internal review and the restatement of the financial statements.

2005

During the review and pursuant to management’s evaluation of internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, the Company also identified material weaknesses in its internal controls with respect to financial statements and disclosure controls. Management concluded that the Company did not maintain effective internal control over financial reporting as of December 31, 2005. Management concluded that due to the material weaknesses in internal control over financial reporting, the Company’s disclosure controls and procedures were not effective as of December 31, 2005. In order to remediate the internal controls over financial reporting and related disclosure controls, management implemented or is in the process of implementing various measures. The Audit Committee is overseeing this process and is receiving regular reports from management.

The Audit Committee reviewed and discussed with management and with KPMG LLP the Company’s financial statements for year ended December 31, 2005 which were audited by KPMG LLP. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. The Audit Committee discussed with the independent auditors matters required to be communicated by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as amended. The Audit Committee has received the written disclosures and the letter from KPMG LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). In addition, the Audit Committee discussed with KPMG LLP its independence from the Company and its management.

In performing all of these functions, the Audit Committee acted in an oversight capacity and necessarily relied on the work and assurances of the Company’s management, internal audit department and independent auditors. In reliance on the reviews and discussions referred to in this Report and in light of its role and responsibilities, the Audit Committee recommended to the Board, and the Board approved, including the audited financial statements of the Company in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 that was filed with the SEC.

Members of the Audit Committee,

Eric Langshur, Chairman
Charles J. Burdick
Don R. Kornstein

REPORT OF THE COMPENSATION COMMITTEE

Overview

The Compensation Committee is responsible for establishing compensation guidelines for officers and employees, and administering the Company’s stock option and other incentive plans. The total direct compensation for the Company’s executives is made up of three elements: base salary, annual performance based bonus and long-term incentive program in the form of options and restricted stock. Additionally, executives receive indirect compensation through perquisites and participation in employee benefit plans generally available to all employees of the Company, such as health, life, disability plans and tax qualified retirement plans, except with respect to the Company’s executive medical plan which is available only to certain of the Company’s executives. The compensation package for the Company’s executives is designed to provide executives with market competitive annual salaries, performance based annual bonus as a means of motivating them to achieve short-term business objectives, and equity-based compensation as a means of rewarding executives for increased stockholder value over the longer term.

In setting the compensation for executives, the Committee engaged the services of an outside compensation consulting firm. This consulting firm identified a peer group of companies based on revenues, lines of business and geographic locations as the Company, primarily consisting of companies in the health and fitness, sporting retail, entertainment and large multi-site retail industries. The Committee then examined base salaries, bonus compensation and long-term incentives relative to this peer group towards a goal of having direct total compensation to adequately incent the officer group at competitive compensation levels.

Base Salary

In setting executives’ salaries for 2005 and 2006, each executive was evaluated based on their role and responsibilities within the Company, attainment of individual objectives during the preceding year and the Company’s overall performance. For 2005 and 2006, the Committee determined to make no change to the salaries of the Named Executive Officers other than to increase the salaries of Harold Morgan and John Wildman in connection with the negotiation of new employment agreements. Mr. Morgan’s compensation was increased to levels commensurate with other senior vice presidents at the time and Mr. Wildman’s compensation was increased in light of his increased responsibilities, particularly with respect to the rollout of the Company’s Build Your Own Membership (“BYOM”sm) program and new club model.

Annual Bonus Plan

The Company provides annual cash incentive compensation (the “Cash Bonus”) for executive officers and other employees in accordance with established methodologies approved by the Compensation Committee. The purpose of the Cash Bonus is to provide an additional short-term performance incentive for certain senior executive and other key employees of the Company (the “Participants”), as determined by the Compensation Committee and based upon the recommendation of the Company’s management.

Each Participant has an annual target Cash Bonus amount that is a percentage of his or her base salary. For 2005, the Compensation Committee set target Cash Bonus levels consistent with prior years at 70% of base salary for the CEO and 50% of base salary for all other Named Executive Officers. For 2005, a portion of the Cash Bonus was calculated by reference to the Company’s EBITDA with respect to fifty percent of the target Cash Bonus, while the remainder was based on achievement of personal performance goals, in each case based on target percentages and determined by the Compensation Committee in its discretion. The actual Cash Bonus payments may exceed the target Cash Bonus level, depending on the level of achievement versus the established goals. For 2005, the Company’s EBITDA target was not achieved, and accordingly, bonus amounts attributable to EBITDA targets were calculated at 84.54% of the targeted levels, which resulted in a 76% payout for financial performance. In determining 2005 bonuses, the Compensation Committee increased the personal performance percentages above the maximum of 150% for three of the Named Executive Officers, including the Chief Executive Officer, to levels ranging from 180% to 372% in light of the Company’s extenuating financial circumstances and in recognition of the performance of these Named Executive Officers under extreme challenges. On March 8, 2006, the Company awarded the following Cash Bonuses for 2005 under the plan: $700,000 to Mr. Toback (plus an additional $200,000 paid in June 2006 upon filing of the Company’s Form 10-K for the fiscal year ended December 31, 2005); $225,000 to Mr. Bassewitz; $90,000 to Mr. Fanelli; $195,000 to Mr. Morgan; and $225,000 to Mr. Wildman.

Long Term Incentives

The Compensation Committee believes stock ownership by executives is important to aligning executives’ interest to those of stockholders. Equity compensation takes the form of stock options and restricted stock. The Committee believes it is important that the Company grant a mixture of long-term equity instruments that in the aggregate provide both reward for value appreciation as well as retention and tangible value for services during and after the vesting period. As other organizations have determined, we believe that by awarding both stock options and restricted stock we have aligned the executives more appropriately than by rewarding only one type of stock based equity instrument. The employment agreements of the Company’s executives also provide for the grant of stock options and/or restricted stock and these grants provide a significant inducement for the hiring and retention of key employees.

Options granted to executives typically have a term of ten years and vest over a three year period. The exercise price is generally equal to or greater than the price of our stock on the day prior to the option being granted. The options are used as a value appreciation instrument as the executive realizes value only if the stock price increases. This aligns the interests of the executives with the interests of the stockholders. Executives were granted options in early 2005 with an exercise price that was 20% over the closing price of our common stock on the day prior to options being granted. In addition, on November 29, 2005, having not previously made any grants in respect of 2005, executives were granted options, the exercise price of which was set at $7.01, the closing price of the Company’s common stock on the NYSE at November 28, 2005. The Company’s Compensation Committee also determined to consider implementation of incentive and retention agreements and arrangements in connection with the Company’s announced exploration of strategic alternatives, but did not implement any such agreements or arrangements.

Restricted stock awards are used by the Compensation Committee as an incentive and retention device to reward the executive over the long-term and be aligned with the stockholders in optimizing the value of the Company. Such awards can be granted with performance vesting restrictions or with time vesting restrictions. Restricted Stock issued with time vesting restrictions typically vest after four years provided the executive is employed by the Company on the vesting date. All shares of restricted stock granted for 2004 performance were actually granted in 2005 under the 1996 Long-Term Incentive Plan (the “Incentive Plan”) and were generally to vest over four years. However, during 2005, the acquisition of the Company’s common stock by certain investors in excess of 10% of the Company’s outstanding common stock constituted a “change in control” under the Incentive Plan, resulting in the lapse of the restrictions on all previously granted shares of restricted stock. With the Incentive Plan set to expire in January 2006, and the Company having not previously made any grants in respect of 2005, certain executives were granted restricted stock on November 29, 2005.

Beginning in 2005, the Incentive Plan did not have sufficient shares available to provide long term incentives for newly hired executives. Because the Compensation Committee believes it is important to the Company’s recruiting efforts to provide incentives to new executives that align their interests with the interests of the stockholders, the Committee adopted the Inducement Plan.

The Incentive Plan expired on January 3, 2006. The Company’s shareholders did not approve a new equity plan at the annual meeting held on January 26, 2006. Accordingly, no options or restricted stock have been granted through October 31, 2006, other than 19,500 options granted to certain new employees under the Inducement Plan.

Chief Executive Officer Compensation

The Compensation Committee considered the following factors in determining the base salary for 2005 for Paul Toback, our former Chairman and Chief Executive Officer: the Company’s performance relative to its profit plan for 2005, the leadership provided through a challenging number of events and the level of compensation paid to the highest paid executive at companies within the selected peer group. Based on these factors, the Committee established Mr. Toback’s 2005 base salary at $575,000, which was not increased from 2004. This placed Mr. Toback’s base salary at slightly below the median of base salaries at peer group companies.

In August 2004, the Committee approved a new employment agreement for Mr. Toback (the “Toback Employment Agreement”). The agreement provided for, among other things, an initial base salary of $575,000 and for him to continue as the Company’s President and Chief Executive Officer through December 31, 2007. The agreement was amended in November 2005 to (i) include specific language regarding the Company-provided disability insurance memorializing the Company’s standard policy and (ii) eliminate an exception from the definition of “Change in Control” for issuances of equity by the Company. The Company further amended the Toback Employment Agreement on August 6, 2006, in consideration of, among other matters, Mr. Toback’s agreement to resolve various claims by Mr. Toback, including with respect to the Company’s obligation to implement a supplemental retirement plan for his benefit. The modification increased by $900,000 the amount payable to Mr. Toback only in the event he was terminated without “Cause”, as defined in the Toback Employment Agreement, on or prior to February 7, 2008.

For 2005, Mr. Toback was eligible to earn a cash bonus ranging up to 70% of his base salary based on Company and individual performance goals as described above. As mentioned above, the Compensation Committee considered bonus payments to the Named Executive Officers, including Mr. Toback, and considered the performance of the Company as compared to the Company and individual performance goals for 2005. Based on the Company’s performance, the Committee determined that the Company performance goals were not met for 2005. The Committee then further analyzed additional factors, including total cash compensation necessary to meet the objectives of hiring and retaining top executive talent; substantial progress in addressing regulatory matters; and accomplishment of executive management leadership objectives. The Committee determined to weigh the actions of management initiated for investment in the long-term growth of the Company against decisions that could have been made for short-term results. Accordingly, the Committee determined that based on these quantitative and qualitative factors some level of annual bonus should be made to Mr. Toback (and other executives), at a level above the targets established. For 2005, based on these considerations, the Committee determined to pay Mr. Toback a bonus of $900,000, which represented 156% of his base salary for fiscal year 2005.

In March 2005, Mr. Toback was awarded options to purchase 170,000 shares of the Company’s common stock at an exercise price equal to $4.21 per share, which represents a premium of 20% over the closing price of our common stock on the day prior to options being granted. In addition, Mr. Toback was awarded 120,000 shares of restricted stock under the Company’s Incentive Plan, which were generally to vest after four years from the date of grant. During 2005, the acquisitions of the Company’s common stock by Liberation in excess of 10% of the Company’s outstanding common stock constituted a “change in control” under the 1996 Long-Term Incentive Plan, resulting in the lapse of the restrictions on all shares of restricted stock previously issued to Mr. Toback. In connection with the vesting of restricted stock in 2005, the Company made a tax gross-up payment to Mr. Toback of $838,777 to compensate him for the taxes payable due to the vesting of restricted stock in accordance with the terms of the Toback Employment Agreement. On November 29, 2005, with the Company’s Incentive Plan set to expire in January 2006 leaving the Company without an equity incentive program, and as the Company had not previously made any grants in respect of 2005, the Company’s Compensation Committee approved the grant of 62,000 stock options and 135,000 shares of restricted stock to Mr. Toback under the Company’s Incentive Plan, along with grants to other Named Executive Officers. The exercise price of the stock options was set at $7.01, the closing price of the Company’s common stock on the NYSE at November 28, 2005.

Separation Agreement with the former Chairman, President and Chief Executive Officer

The Company entered into a Separation Agreement dated as of August 10, 2006, providing for Mr. Toback’s separation as Chairman, President and Chief Executive Officer of the Company as of August 11, 2006. The negotiated terms of the Separation Agreement are substantially equivalent to those set forth in the Toback Employment Agreement in the circumstances of termination without cause following a “change in control” (as defined). See “Compensation of Executive Officers — Employment Agreements — Employment Agreement with the former Chairman, President and Chief Executive Officer” for a discussion of Mr. Toback’s severance arrangements.

Monthly Stipend for the Acting Chief Executive Officer

On August 11, 2006, following Mr. Toback’s termination, the Board appointed director Barry R. Elson as Acting Chief Executive Officer. On September 1, 2006, the Compensation Committee approved payment of a monthly stipend to Mr. Elson, retroactive to August 11, 2006, in the amount of $50,000 per month (prorated for the month of August) through the earlier of December 31, 2006 or appointment of a permanent Chief Executive Officer. In determining Mr. Elson’s compensation, the Compensation Committee consulted with an outside consulting firm that provides executive compensation advisory services. The outside firm provided the Compensation Committee with information regarding compensation packages for chief executive officers at comparable companies. In addition, the Compensation Committee considered the compensation paid to the Company’s former Chief Executive Officer as well as the duties assigned to the Acting Chief Executive Officer. The Compensation Committee will review the matter prior to the end of 2006 if a permanent Chief Executive Officer has not been appointed by such date.

Monthly Stipend for the Interim Chairman of the Board

On September 1, 2006, the Compensation Committee (Mr. Kornstein recusing himself) also approved payment of additional director fees to Mr. Don R. Kornstein, Interim Chairman of the Board, retroactive to August 11, 2006, in the amount of $50,000 per month (prorated for the month of August) through the earlier of December 31, 2006 or the election of a permanent Chairman of the Board. The matter will be reviewed prior to the end of 2006 if a permanent Chairman of the Board has not been elected by such date.

162(m) Discussion

Section 162(m) of the Internal Revenue Code limits the tax deduction of a publicly held company allowed for compensation paid its named executive officers to $1,000,000, unless such amounts are performance based. Generally, the Compensation Committee desires to maintain the tax deductibility of the compensation paid to executive officers to the extent it is feasible and consistent with the objectives of the Company’s compensation programs. The Compensation Committee continues to consider ways to maximize the deductibility of executive compensation, but intends to retain the discretion the Compensation Committee deems necessary to compensate executive officers in a manner commensurate with performance and the competitive environment for executive talent. Accordingly, the Compensation Committee may determine to pay compensation to the Named Executive Officers which may not be deductible under 162(m).

Review of all Components of Executive Compensation

The Compensation Committee has reviewed all cash and equity components of the Company’s Named Executive Officers, including salary, bonus, and long-term equity compensation. In addition, the Compensation Committee has reviewed and considered other indirect elements of the Named Executive Officers compensation, including participation in tax qualified and non-qualified retirement plans, as well as certain perquisites available to the Named Executive Officers. These perquisites are not a significant element of the executive’s compensation. When considering any one component of the Named Executive Officers’ total compensation, the Compensation Committee considers such component based on the aggregate amounts and mix of all the components, taken as a whole. Based on this review, the Committee finds that the total compensation paid to the Named Executive Officers in 2005 and to date in 2006 was reasonable and not excessive.

Members of the Compensation Committee,

John W. Rogers, Jr., Chairman*
Charles J. Burdick
Don R. Kornstein
Steven S. Rogers

* Mr. John W. Rogers, Jr. resigned from the Board on November 16, 2006.

COMPARISON OF 70 MONTH CUMULATIVE TOTAL RETURN

Among Bally Total Fitness Holding Corporation, S & P 500 Index
And The Russell 2000 Consumer Discretionary Index*

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.

Copyright © 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm

	Cumulative Total Return
	12/00	12/01	12/02	12/03	12/04	12/05	10/06

BALLY TOTAL FITNESS HOLDING CORPORATION	100.00	63.65	20.93	20.66	12.52	18.54	8.30
S & P 500 INDEX	100.00	88.12	68.64	88.33	97.94	102.75	115.15
RUSSELL 2000 CONSUMER DISCRETIONARY INDEX	100.00	119.32	97.48	138.45	165.19	166.45	185.71

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On August 6, 2006, the Board of Directors named Ronald G. Eidell as Senior Vice President and Chief Financial Officer and principal financial officer of the Company. Mr. Eidell is also a partner of Tatum, LLC, a financial and accounting services provider. The Company is currently utilizing the services of several partners and associates of Tatum, LLC in certain projects relating to accelerating the accounting close process and remediation of material weaknesses. The Company has paid Mr. Eidell an aggregate of $230,400.04 for his services as Chief Financial Officer of the Company through October 31, 2006. The Company has paid Tatum, LLC an aggregate of $86,400 through October 31, 2006 in connection with Mr. Eidell serving as Chief Financial Officer of the Company, and $662,401.53 through October 31, 2006 for the utilization of several partners and associates of Tatum, LLC.

The Company has regular transactions in the normal course of business for fitness equipment and services with a company that employs a relative of John Wildman, Senior Vice President and Chief Operating Officer. During 2005 and through October 31, 2006, the Company paid approximately $6,266,000 and $6,650,000 to that company, respectively, for providing such goods and services.

INDEPENDENT AUDITORS

Fees Paid to Principal Accountant

The table below sets forth the fees billed for the services of KPMG LLP for the years ended December 31, 2005 and 2004:

	2005	2004

Audit fees(1)	$5,141,300	$7,988,800
Audit-related fees(2)	10,000	37,750

Total audit and audit-related fees	$5,151,300	$8,026,550
Tax fees(3)	60,000	0
All other fees	0	0

Total fees	$5,211,300	$8,026,550

(1)	Audit fees include work performed in connection with the audit of the 2005 consolidated financial statements, the reports on management’s assessment regarding the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, and the reviews of the financial statements included in our 2005 Forms 10-Q. It also includes fees for professional services that are normally provided by our registered public accounting firm in connection with statutory and regulatory filings.

(2)	Audit related fees include work performed in connection with separate audits of subsidiaries and affiliated entities not required by statute or regulation.

(3)	Tax fees include services performed in connection with the Company’s assessment of the implications of an ownership change for purposes of Internal Revenue Code Section 382.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

The Audit Committee has responsibility for retaining, setting fees, and overseeing the work of the registered public accounting firm. The retention of the firm is subject to stockholder ratification. In recognition of this responsibility, the Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the registered public accounting firm. The Audit Committee has delegated pre-approval authority to the chairman of the committee. The chairman must report any pre-approval decisions to the Audit Committee at its next scheduled meeting for approval by the Audit Committee as a whole.

Resignation of Ernst & Young LLP

On March 25, 2004, we were notified by Ernst & Young LLP (“E&Y”), our principal accountant at the time, that it had resigned. E&Y’s resignation became effective on May 10, 2004 with the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004. On May 18, 2004, the Company engaged KPMG LLP as its principal accountants. The decision to engage KPMG was made by the Audit Committee of the Board of Directors.

During the two years ended December 31, 2003 through May 10, 2004, there were no disagreements between us and E&Y on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to E&Y’s satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with the Company’s SEC reports. There were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

E&Y’s reports on our consolidated financial statements for the years ended December 31, 2003 and 2002 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty or audit scope.

RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS INDEPENDENT AUDITOR FOR
THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006

Proposal 2 — Ratification of the Appointment of KPMG LLP as Independent Auditor for the Company for the Fiscal Year Ending December 31, 2006.

In accordance with the Audit Committee’s charter, the Audit Committee has appointed KPMG LLP as the Company’s independent auditor for the fiscal year ending December 31, 2006. KPMG LLP has been the Company’s independent auditor since May 18, 2004, and is considered by management to be well-qualified.

Stockholder ratification of the Audit Committee’s selection of KPMG LLP is not required by the Company’s By-Laws; however, the Board believes that it is of sufficient importance to seek ratification. In the event the stockholders do not ratify the appointment of KPMG LLP, the Board will reconsider its selection of KPMG LLP. In addition, even if the stockholders ratify the selection of KPMG LLP, the Audit Committee may in its discretion appoint a different independent auditor at any time during the year if the Audit Committee determines that a change is in the best interest of the Company.

Representatives of KPMG LLP are expected to be present at the annual meeting of stockholders to respond to stockholders’ questions and to have the opportunity to make any statements they consider appropriate.

THE COMPANY’S BOARD RECOMMENDS A VOTE FOR RATIFICATION OF KPMG LLP AS INDEPENDENT AUDITOR FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2006.

OTHER BUSINESS

In addition to the matters described above, after the meeting there will be brief presentations by the Interim Chairman of the Board and the Acting Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions.

CERTAIN LEGAL PROCEEDINGS

Stockholder Derivative Lawsuits in Illinois State Court

On June 8, 2004, two stockholder derivative lawsuits were filed in the Circuit Court of Cook County, Illinois, by two Bally stockholders, David Schacter and James Berra, purportedly on behalf of the Company against Paul Toback, James McAnally, John Rogers, Jr., Lee Hillman, John Dwyer, J. Kenneth Looloian, Stephen Swid,

George Aronoff, Martin Franklin and Liza Walsh, who are current or former officers and/or directors. These lawsuits allege claims for breaches of fiduciary duty against those individuals in connection with the Company’s restatement regarding the timing of recognition of prepaid dues. The two actions were consolidated on January 12, 2005. By stipulation of the parties, the consolidated lawsuit was stayed pending restatement of the Company’s financial statements in November 2005. An amended consolidated complaint was filed on February 27, 2006. The Company filed a motion to dismiss on May 20, 2006, directed solely to the issue of whether plaintiffs have adequately alleged demand futility as required by applicable Delaware law in order to establish standing to sue derivatively. Shortly before oral argument on that motion, the parties executed a Memorandum of Understanding memorializing a settlement in principle of all claims. The Court has continued the motion to dismiss pending completion and Court approval of a final settlement agreement. It is not yet possible to determine the ultimate outcome of these actions.

Stockholder Derivative Lawsuit in Illinois Federal Court

On April 5, 2005, a stockholder derivative lawsuit was filed in the United States District Court for the Northern District of Illinois, purportedly on behalf of the Company against certain current and former officers and directors of the Company by another of the Company’s stockholders, Albert Said. This lawsuit asserts claims for breaches of fiduciary duty in failing to supervise properly its financial and corporate affairs and accounting practices. Plaintiff also requests restitution and disgorgement of bonuses and trading proceeds under Delaware law and the Sarbanes-Oxley Act of 2002. By stipulation of the parties, the lawsuit was stayed pending restatement of the Company’s financial statements in November 2005. An amended consolidated complaint was filed on February 27, 2006. Bally filed a motion to dismiss on May 30, 2006, directed solely to the issues of whether the court has subject matter jurisdiction and whether plaintiffs have adequately alleged demand futility as required by applicable Delaware law in order to establish standing to sue derivatively. That motion is currently pending. It is not yet possible to determine the ultimate outcome of this action.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

The Company is required to identify any director, executive officer or beneficial owner of more than ten percent of the common stock, or any other person subject to Section 16 of the Exchange Act, that failed to file on a timely basis, as disclosed in their forms, reports required by Section 16(a) of the Exchange Act. Based on a review of forms submitted to us during 2005, Mr. John W. Rogers, Jr. was late in filing one of these forms relating to an award of options under the Company’s 1996 Non-Employee Directors’ Plan. All other such filing requirements were complied with by our directors and executive officers.

EXPENSE OF SOLICITATION

The cost of this solicitation will be borne by Bally. In addition to the use of the mail, proxy solicitation may be made by telephone, facsimile, e-mail and personal interviews by regular employees of Bally. Bally has retained MacKenzie Partners, Inc., 105 Madison Avenue, New York, New York 10016, to assist in the soliciting of proxies and will pay that firm a fee of approximately $7,500, plus out-of-pocket expenses for such services. It is anticipated that MacKenzie Partners, Inc. will employ approximately 15 persons to solicit the Company’s stockholders for the annual meeting. Bally will also reimburse brokerage houses and others for their reasonable expenses in forwarding proxy materials to beneficial owners of common stock.

STOCKHOLDER PROPOSALS FOR THE 2007 ANNUAL MEETING

Bally expects to hold its next annual meeting of stockholders before December 31, 2007. Stockholder proposals for inclusion in the proxy materials relating to the next annual meeting should be received by Bally at its principal executive offices on or before July 23, 2007. Under the Company’s by-laws, in order to bring a proposal before the annual meeting, a stockholder must give the Company notice of the proposal not less than 60 days before the date of the meeting. If, however, less than 70 days prior notice or prior disclosure of the meeting date is given to stockholders, stockholders may notify the Company of a proposal up until the tenth day following the notice or disclosure. Stockholder proposals should be directed to Corporate Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

ANNUAL REPORT

Bally will provide without charge to any stockholder as of the record date who so requests in writing a copy of its Form 10-K and, if specifically requested, the exhibits thereto. Requests for such copies should be directed to Corporate Secretary, Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631.

By order of the Board of Directors,

Marc D. Bassewitz, Secretary

Chicago, Illinois
November 20, 2006

Please execute, date and return promptly
the enclosed proxy card in the
postage-paid envelope provided or
vote via the internet or touch-tone telephone.

BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue
Chicago, Illinois 60631
www.ballyfitness.com

PROXY

BALLY TOTAL FITNESS HOLDING CORPORATION

8700 West Bryn Mawr Avenue, Chicago, Illinois 60631

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Marc D. Bassewitz and Ronald G. Eidell, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held at 9:00 a.m. (local time) on December 19, 2006 at the Renaissance Chicago O’Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois, or at any postponement(s) or adjournment(s) thereof.

The Board of Directors recommends a vote FOR proposals number 1 and 2.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as follows: for proposals number 1 and 2. SEE REVERSE SIDE.

(Comments/ Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

................................................................................................................................................................ ...................................................

▲            FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL            ▲

ENTRANCE PASS — ANNUAL MEETING OF STOCKHOLDERS

This is an entrance pass for the Annual Meeting

of Stockholders of Bally Total Fitness Holding Corporation.
In order to attend the annual meeting, you must bring this pass with you.

BALLY TOTAL FITNESS HOLDING CORPORATION
PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY.

Control Number

The Board of Directors recommends a vote FOR the below nominee.	For	Withhold

1. Election of the following Class I Director nominee for a three-year term expiring in 2009: Don R. Kornstein

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.	For	Against	Abstain

2. Ratification of the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2006

Comments/ Change of Address	☐

Date

Signature

Title or Authority

Signature (if held jointly)
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

................................................................................................................................................................ ...................................................

▲            FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL            ▲

BALLY TOTAL FITNESS HOLDING CORPORATION

PROXY VOTING INSTRUCTION CARD

Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Bally Total Fitness Holding Corporation that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

VIA INTERNET	• Accessing the World Wide Web site http://www.eproxyvote.com/bft and follow the instructions to vote via the internet.

BY PHONE	• Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-866-207-3912 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

BY MAIL	• Completing, dating, signing and mailing the proxy card in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the internet any time prior to 11:59 p.m. Eastern Time, December 18, 2006. You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.